Exhibit 99.1

Pacific Capital Bancorp Announces

Completion of Trust Preferred Securities Offering

Santa Barbara, Calif., July 11, 2006 – Pacific Capital Bancorp (Nasdaq: PCBC) today announced the completion of a $38 million trust preferred securities private offering on July 5, 2006. The company issued the trust preferred securities through its trust subsidiary, Pacific Capital Statutory Trust I, to institutional buyers.

The trust preferred securities bear an interest rate of 7.18875% until September 15, 2006, and a variable rate per annum after that date equal to three-month LIBOR plus 1.70%. Interest is payable quarterly in arrears. Pacific Capital Statutory Trust I used the proceeds from the sale of the trust preferred securities to pay off $37 million in senior notes, bearing an interest rate of 7.54%, which matured on July 6, 2006. Under applicable regulatory guidelines, the company expects that the trust preferred securities will qualify as Tier I Capital.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

Forward Looking Statements

This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company’s de novo branching and acquisition efforts, the operating characteristics of the Company’s income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:	Deborah Whiteley
Director, Investor Relations
(805) 884-6680
Debbie.Whiteley@pcbancorp.com